SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2009

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 1, 2009, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092 for the following purposes:

1. To elect nine members of the Board of Directors to serve during the ensuing year;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 13, 2009, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs
Secretary

Norcross, Georgia
March 20, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE YOUR SHARES BY ONE OF THE METHODS INDICATED ON THE ENCLOSED PROXY: (1) A TOLL-FREE TELEPHONE CALL, (2) THE INTERNET, OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED. IT IS IMPORTANT TO VOTE YOUR SHARES PROMPTLY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2009
PROXY STATEMENT
GENERAL INFORMATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION
AUDIT MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF INDEPENDENT AUDITORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
AVAILABLE INFORMATION

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/Atlanta,
Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2009

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 1, 2009, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092. This Proxy Statement is being mailed to shareholders on approximately March 27, 2009.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of nine members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2009. The 2009 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at www.ems-t.com/proxydocs.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

The shares that your proxy represents will be voted at the Annual Meeting in accordance with your instructions. In the absence of such instructions, the shares represented thereby will be voted in favor of the nine nominees for election to the Board of Directors, and in favor of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current year. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 13, 2009, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 13, 2009, there were 15,152,183 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, facsimile transmission, or personal interview. In addition, Georgeson Inc. has been engaged to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $7,500.

Shareholder Proposals for the 2010 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2010 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than November 27, 2009.

In addition, for any proposal or nomination that a shareholder wishes to present at the 2010 Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than March 3, 2010; if such notice is not timely received, the matter or nomination will not be considered at the 2010 Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at nine. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the nine persons named in the following table as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and the year each was first elected as a director. All nine nominees are currently directors of the Company.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Hermann Buerger	65	2003
Until 2004, Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002 — 2004), and of the Advisory Board of the Wharton Real Estate Center (1997 — 2004). Mr. Buerger is also a director of Sapient Corporation (since 2006), where he chairs the audit committee, and Alpha Natural Resource, Inc. (since 2008), where he serves on the audit committee.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Paul B. Domorski	52	2006
Chief Executive Officer and President of the Company (since June 2006). For three years prior to joining EMS, he served as Vice President of Avaya Inc., with operational responsibilities for its services business. From 2000 to 2002 he served as President and CEO, and then as a consultant, of RSL Communications, Ltd. during its restructuring. From 1997 to 2000 he served as President of British Telecom Syncordia Solutions, a combined products/services outsourcing and solution provider that was organized from other British Telecom businesses.

Francis J. Erbrick	69	2006
Former consultant, Business Technology Office, McKinsey & Company, Stamford, CT (1997 — 2008), providing information technology consulting services, typically to large companies. For the previous 12 years, Mr. Erbrick was Chief Information Officer and a member of the Management Committee of United Parcel Service, where he oversaw the development of UPS’s information systems architecture, its telecommunications network, and its Package Tracking System. Mr. Erbrick was a 1994 recipient of the Carnegie Mellon Award for Excellence in Information Technology.

John R. Kreick, Ph.D.	64	2003
Private consultant on defense electronics matters (since 1998). From 2001 to 2008 Dr. Kreick served as Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense. From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director and (since 2003) as Chairman, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.

John B. Mowell	74	1984
Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm. Director, Capital City Bank, Tallahassee, FL, a subsidiary of Capital City Bank Group, Inc., and Figg Engineering Group, Tallahassee, FL, a privately held firm engaged internationally in the design of concrete segmental bridges. Formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.

The Honorable Thomas W. O’Connell	62	2007
Private consultant on defense matters (since 2007). Previously, Mr. O’Connell was Assistant Secretary of Defense for Special Operations and Low-Intensity Conflict (2003-2007) and Senior Manager, Intelligence and Information Systems with Raytheon Company (1996- 2003). Mr. O’Connell retired from the U.S. Army in 1995 as a Colonel, after a highly decorated 27-year career that included a three-year assignment as Deputy for Command Support at the Central Intelligence Agency, and numerous command assignments in intelligence and special operations, with combat in Vietnam, Grenada, Panama, and Southwest Asia. Mr. O’Connell is a member of the U.S. Army Intelligence Hall of Fame.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Bradford W. Parkinson, Ph.D.	74	2006
Professor Emeritus, Stanford University (currently with part-time research and student advisory responsibilities, since 2001). Previously, Dr. Parkinson was Professor of Aeronautics and Astronautics at Stanford, where he directed NASA’s Gravity Probe-B spacecraft development project. During his career, he has actively participated on teams and committees responsible for the design or redesign of a number of space programs, including the GPS system, the Space Station, the Hubble Telescope repair, and a proposed flyby mission to Pluto. In 2003, Dr. Parkinson was awarded the Draper Prize by the National Academy of Engineering for his role in the development of the GPS system. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent CEO. He holds his Ph.D. in Astronautical Engineering from Stanford.

Norman E. Thagard, M.D.	65	1998
Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University — Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science, business administration and as a doctor of medicine.

John L. Woodward, Jr.	62	2003
Associate Partner since 2003, and Senior Executive Vice President — National Security Business Development since 2005, at Accenture, a global management consulting, technology services and outsourcing company. Mr. Woodward retired in 2002 from the U.S. Air Force as a Lieutenant General with 34 years’ experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. from 2000 until 2002.

The Board of Directors

The Company’s Board of Directors during the past year comprised each of the nominees identified in the preceding table. Other than the CEO, Mr. Domorski, all current directors have been determined by the Board to be “independent” within the meaning of the listing standards of The NASDAQ Stock Market, Inc. During the last fiscal year, the Board held six meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2008, eight of the nine Board members elected at that time were in attendance.

Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for the Company’s principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.

Audit Committee.  The Audit Committee comprises Messrs. Buerger (Chairman), Erbrick, and Mowell and Dr. Kreick. Additional information about the Audit Committee and its responsibilities, processes and actions appears under the subsequent section, “Audit Matters,” in this Proxy Statement.

Compensation Committee.  The Compensation Committee comprises Drs. Thagard (Chairman) and Parkinson, and Messrs. Mowell and Woodward. Additional information about the Compensation Committee and its responsibilities, processes and actions appears under the subsequent section, “Executive Compensation and Related Matters,” in this Proxy Statement.

Governance Committee.  The Governance Committee comprises Messrs. Mowell (Chairman) and O’Connell and Drs. Parkinson and Thagard. This committee is responsible for reviewing and evaluating potential members of the Board of Directors, for considering the qualifications to be sought in Board members, and for reporting to the full Board its recommendations with respect to these matters, and with respect to compensation of non-employee Board members. The Governance Committee is also responsible for reviewing, and for reporting to the full Board, concerning the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers, and for oversight of the Board’s discharge of its responsibilities with respect to the Company’s processes for identifying and managing various enterprise risks. The Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.” The Company’s Guidelines for Corporate Governance, which have been adopted by the Board upon the recommendation of the Governance Committee, are also available under that link.

Each of the members of the Governance Committee is “independent” as defined by the listing standards for The NASDAQ Stock Market, Inc. During 2008, the members held three meetings, and in addition they conferred from time to time on an informal basis, for the purposes of identifying, evaluating and meeting with potential candidates for Board membership.

In seeking and evaluating prospective members of the Board, the Governance Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting; technology related to the Company’s wireless communications businesses; the telecommunications, space and defense industries; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members.

Candidates are typically identified by other Board members or in Board-member discussions with third parties. The Committee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.

Other Committees.  Other committees on which various directors serve are the Science & Technology Committee, comprising Drs. Kreick (Chairman) and Parkinson, and Messrs. Domorski, Erbrick, O’Connell and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Domorski (Chairman), Erbrick and Woodward and Dr. Thagard, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.

Compensation and Other Arrangements with Directors

Subject to partial or full deferral into deferred stock units, as described further in this section regarding the Company’s Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Company is paid a $40,000 annual retainer (in quarterly installments), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a board meeting or another compensated committee meeting. The Company’s employee-director, Mr. Domorski, does not receive fees for his participation in meetings. Travel expenses are paid to out-of-town directors, and an additional $1,000 each way is paid to a director traveling from a home located more than two time zones from a meeting site.

The Company pays additional compensation to Mr. Mowell, in the amount of $100,000 per year, for his services as non-employee Chairman of the Board, to Mr. Buerger, in the amount of $20,000 per year, for his services as Chairman of the Audit Committee, to Dr. Thagard, in the amount of $10,000 per year, for his services as Chairman of the Compensation Committee, and to Dr. Kreick, in the amount of $10,000 per year, for his services as Chairman of the Science & Technology Committee.

The Company grants its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and further grants of 5,000 (3,000 prior to 2007) shares per year (vesting at the end of six months of further service) upon each election as a board member by the shareholders. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the sixth (tenth prior to 2007) anniversary of the date of grant.

The Company maintains its Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual retainer into deferred stock units valued at the date the cash retainer would otherwise have been paid, and may also at the director’s election defer all other amounts paid for service on the Board or its committees. Deferred amounts are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s limited right to further defer payment. When payable, the value of each stock unit is paid in cash in an amount equal to the value at the time of payment of the Company’s common stock. The deferred stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights.

The following table discloses, for the year ended December 31, 2008, the cash compensation paid by the Company, as well as other compensation paid, accrued or granted to each of the non-employee directors.

Director Compensation in Fiscal 2008

							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned or					Non-Equity	Deferred
	Paid In	Stock		Option		Incentive Plan	Compensation	All Other
Name	Cash	Awards		Awards		Compensation	Earnings	Compensation	Total

Hermann Buerger	$74,000	16,000	(1)	61,808	(2)	—	—	—	151,808
Francis J. Erbrick	44,500	16,000	(1)	95,586	(2)	—	—	—	156,086
John R. Kreick	65,000	16,000	(1)	62,057	(2)	—	—	—	143,057
John B. Mowell	93,500	40,000	(1)	61,410	(2)	—	—	—	194,910
Thomas W. O’Connell	46,000	16,000	(1)	132,630	(2)				194,630
Bradford W. Parkinson	29,000	40,000	(1)	95,586	(2)	—	—	—	164,586
Norman E. Thagard	35,750	32,750	(1)	61,410	(2)	—	—	—	132,910
John L. Woodward, Jr.	—	52,000	(1)	61,808	(2)	—	—	—	113,808

(1)	Dollar-value of stock units awarded, in lieu of cash compensation, under the Deferred Compensation Plan for Non-Employee Directors, based on the market value (ranging from $19.43 to $27.39 in 2008) of the common shares on each award date. When the director completes his service to the Company, the units will be paid in cash based on the market value of the shares at the time of payment. The units do not have voting or liquidation rights, but their trading-market economic value is equal to that of the common shares. The aggregate number of such stock units granted during the fiscal year ended December 31, 2008 and weighted-average grant-date market value per share are for Mr. Buerger, 692 at $23.13; for Mr. Erbrick, 692 at $23.13; for Dr. Kreick, 692 at $23.13; for Mr. Mowell, 1,729 at $23.13; for Mr. O’Connell, 692 at $23.13; for Dr. Parkinson, 1,729 at $23.13; for Dr. Thagard, 1,544 at $23.16; and for Mr. Woodward, 2,200 at $23.64. The aggregate number of such stock units held at December 31, 2008, from awards in 2008 and prior years, is detailed in a table within the Security Ownership section.

(2)	Ratable portion of the value of grants made in 2008 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), to the extent the vesting periods for underlying grants applied to 2008. Values of stock option awards are determined using the Black-Scholes method and the assumptions provided in Note 7, “Stock-Based Compensation,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The number and grant date fair value of options underlying the 2008 compensation for option awards are, for each of Messrs. Buerger, and Woodward, 15,000 shares granted in 2003 and valued at $11.93 per share, and 5,000 shares granted in 2008 and valued at $12.28 per share; for each of Mr. Erbrick and Dr. Parkinson, 15,000 shares granted in 2006 and valued at $13.23 per share, and 5,000 shares granted in 2008 and valued at $12.28 per share; for Mr. Mowell and Dr. Thagard, 5,000 shares granted in 2008 and valued at $12.28 per share; for Dr. Kreick, 15,000 shares granted in 2003 and valued at $10.79 per share and 5,000 shares granted in 2008 and valued at $12.28 per share; and for Mr. O’Connell, 15,000 shares granted in 2007 and valued at $15.15 per share and 5,000 shares granted in 2008 and valued at $12.28 per share. The aggregate number of shares subject to options at December 31, 2008, from awards in both 2008 and prior years, is for Mr. Buerger, 34,334; for Mr. Erbrick, 25,000; for Dr. Kreick, 19,000; for Mr. Mowell, 28,380; for Mr. O’Connell, 20,000; for Dr. Parkinson, 25,000; for Dr. Thagard, 22,384, and for Mr. Woodward, 34,395.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of March 16, 2009, by the Company’s directors and named officers, and as of December 31, 2008, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table, and described further in footnote 1 to the Director Compensation Table.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Eagle Asset Management, Inc	2,031,589		13.1%
880 Carillon Parkway St. Petersburg, FL 33716
Blackrock, Inc	1,292,558		8.3%
40 East 52nd Street New York, NY 10022
Paradigm Capital Management, Inc	1,073,100		6.9%
Nine Elk Street, Albany, New York 12207
Dimensional Fund Advisors LP	822,091		5.3%
Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746
Hermann Buerger	46,451	(1)	*
Francis J. Erbrick	20,000	(1)	*
John R. Kreick	23,000	(1)	*
John B. Mowell	89,667	(1)	*
Thomas W. O’Connell	11,000	(1)	*
Bradford W. Parkinson	21,000	(1)	*
Norman E. Thagard	27,474	(1)	*
John L. Woodward, Jr.	35,662	(1)	*
Paul B. Domorski	86,015	(1)	*
Gary B. Shell	16,530	(1)	*
Don T. Scartz	46,022	(1)	*
Neilson A. Mackay	50,739	(1)	*
David A. Smith	5,989	(1)	*
Gary W. Hebb	13,524	(1)	*
All directors and executive officers as a group (17 persons)	516,328	(1)	3.3%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Includes shares that are subject to currently exercisable options in the amounts of 34,334 for Mr. Buerger, 19,000 for Mr. Erbrick, 19,000 for Dr. Kreick, 28,380 for Mr. Mowell, 11,000 for Mr. O’Connell, 19,000 for Dr. Parkinson, 22,384 for Dr. Thagard, 34,395 for Mr. Woodward, 57,500 for Mr. Domorski, 34,825 for Mr. Scartz, 9,450 for Mr. Shell, 31,550 for Dr. Mackay, 5,000 for Mr. Smith and 12,275 for Mr. Hebb, and 354,193 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial interest.

The following table sets forth the aggregate number of shares represented by the deferred stock units held by each non-employee director, as of March 6, 2009:

Shares Represented By
Name	Deferred Stock Units

Hermann Buerger	6,690
Francis J. Erbrick	5,925
John R. Kreick	6,598
John B. Mowell	14,365
Thomas W. O’Connell	1,190
Bradford W. Parkinson	5,214
Norman E. Thagard	8,264
John L. Woodward, Jr.	12,466

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee

While our Board of Directors is responsible for the final approval of executive compensation packages, it relies heavily on the advice and recommendations of the Compensation Committee, and has delegated to the Committee responsibility for executive option and stock awards under the Company’s Stock Incentive Plans.

The Committee is composed solely of non-employee independent directors, currently Drs. Thagard (Chairman) and Parkinson and Messrs. Mowell and Woodward. The Committee met four times during the last fiscal year, and its Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

The Compensation Committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, and administers the Company’s stock option plans with respect to the participation of employees who are officers or directors. The Committee’s Charter does not provide for the delegation of these responsibilities to individual members or other persons, and it has not done any such delegation of authority.

With respect to officers other than the Chief Executive Officer, the Committee seeks and receives recommendations of the CEO, particularly concerning the performance and contributions of the individual officers reporting to him, and concerning their appropriate relative compensation. However, before reaching its conclusions, the Committee reviews and discusses the various materials and recommendations outside the presence of the CEO. For 2007 and 2008, the Committee approved compensation packages for the subordinate officers that closely followed the CEO’s recommendations. The Committee does not request or accept recommendations from the CEO concerning his own compensation.

The Committee also requests and receives survey data obtained by the Company’s Human Resources Department from third parties or developed internally by reviewing publicly filed compensation data for a group of companies with similar revenues and dependence on technical personnel. For use in determining 2008 compensation, the latter group of comparator companies was recommended for this purpose by an independent compensation consultant, as described in the following paragraph, and comprised: Adtran, Inc.; Advanced Energy Industries Inc.; Bookham, Inc.; C-Cor Inc.; Comtech Telecommunications Corp.; Ducommun Inc.; Extreme Networks; GSI Group Inc.; II-VI Inc.; Inter-Tel, Incorporated; Itron Inc.; Lojack Corp.; Mercury Computer Systems Inc.; MRV Communications, Inc.; NETGEAR, Inc.; Newport Corp.; Park Electrochemical Corp.; Radisys Corp.; Tekelec, Inc.; United Industrial Corp. and ViaSat Inc.

The Committee from time to time engages independent compensation consultants for assistance in developing market-appropriate compensation policies and packages, or in addressing specific compensation issues, but did not do so during 2008. However, in benchmarking various elements of its compensation program for 2008, the Committee referred to publicly available compensation data from a group of comparator companies that were first recommended in 2006 by Clark Consulting. In connection with that engagement, Clark Consulting was instructed that its responsibilities and reporting obligations ran solely to the Committee, and not to the Company’s management.

Related-Party Transactions.  The Company rarely encounters situations involving a transaction with an officer, director or other controlling person, other than in their capacities as an employee, director or shareholder, and encountered no such situations during 2008. Should such a transaction arise, the Charter of the Compensation Committee provides that it (excluding any member having an interest in the transaction) is responsible for review and approval. The Committee expects that in considering any such transaction it would evaluate whether the proposed terms are comparable to those available in similar arm’s length transactions, as well as require persuasive reasons for engaging in the transaction with the related party rather than a third party.

Compensation Committee Interlocks and Insider Participation.  None of the Committee’s members has at any time been an officer or employee of the Company. During 2008, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving on the Company’s Board or Compensation Committee.

Compensation Discussion and Analysis

We seek to maintain balanced compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit our shareholders.

The Elements of our Compensation Packages.  In line with our compensation objectives, the Board of Directors and Compensation Committee seek to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based heavily on financial performance; and to also provide stock awards, consisting primarily of options, whose value depends on long-term appreciation in the market value of our common stock. The Board and Committee analyze each of these elements separately, but typically do so at the same meetings so that they can readily consider each element in the context of the overall compensation packages. The Company also provides what it considers to be a moderate package of retirement, medical and other benefits.

In determining the proper allocation of each executive officer’s compensation among these elements, the Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on the Company’s performance. The Committee’s conclusions in that regard have been based on consideration by the members of the Committee of survey materials, their general knowledge of executive compensation practices, and their personal evaluations of the likely effects of compensation levels and structure on the Company’s attainment of its financial objectives. In 2007 and 2008, the Compensation Committee and CEO placed somewhat greater emphasis on the incentive-based portions of the overall compensation package, as compared to base salary, particularly for the divisional general managers, and thus their numerical relationships changed somewhat from those in 2006 and earlier years.

Our philosophy as to the mix of current salary and current and long-term incentives has been followed for many years, but was first structured in its current general form in 1997 following an extensive review and recommendations from independent compensation consultants. Since that time, the Committee also engaged the assistance of Haigh & Co., compensation consultants, during late 2003 and to a lesser extent in 2005, concerning the overall structure of our compensation program, and utilized the services of Clark Consulting for various purposes during 2006, including assistance in developing appropriate compensation for Mr. Domorski as the Company’s new President and CEO.

Base Salary.  In order to initiate the process of determining base salaries, our management gathers executive salary data, as compiled in national compensation surveys. For 2008, we primarily used a survey compiled by Radford Surveys, a division of Aon Consulting, and our internal compilation of data from the group of comparator companies identified above under “The Compensation Committee.” In formulating recommendations with respect to base salary adjustments, our CEO and Compensation Committee do not use these materials in any pre-determined mathematical manner, but they generally have sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers. They have also assigned substantial significance to survey data with respect to anticipated general levels of year-over-year salary increases for executive personnel, and for 2008 followed a policy of a 3.5% guideline for base increases, with variations in specific circumstances as described in the following individual discussions. For 2009, the guideline increase is somewhat lower, at 3%, reflecting a balancing by the Committee of lower trends of increases in executive compensation generally and the Company’s continued strong performance.

Although a variety of factors are considered, no mathematical or other relative weightings are assigned. The final recommendations of the CEO and Compensation Committee reflect their application of the various factors they consider to be relevant, in the light of their respective judgments about fairness and appropriateness, both within the Company and based on their knowledge and experience of executive compensation patterns generally. Such factors include, but are not limited to, the relationship between the compensation of the CEO and other senior officers — as a general matter the Committee expects the CEO’s target compensation as a multiple of that of the next-most-highly compensated officer to be in the neighborhood of 1.6, although this figure will vary from year to year as a result of individual circumstances. The Committee also believes that it should consider the potential impact of compensation structures on management’s incentives to engage in transactions that pose greater risk to long-term performance than is generally believed by the Board to be appropriate.

Annual Incentive Compensation.  Under the Company’s Executive Annual Incentive Compensation Plan (or “EAICP”), which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. Because it is intended that the bonus be heavily affected by the Company’s financial performance during the year, the target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against earnings targets specified in advance by the Committee. For 2008, the Committee specified a 2-for-1 percentage increase for actual results above operating income targets (subject to a limit of 125% of target income where based on divisional results), a 2-for-1 percentage decrease for actual results below target but not below 90% of target, and an 8-for-1 percentage decrease for actual results below 90% of target. Under this approach, no award was payable if actual results were not at least 80% of the target for operating income. We believe that this highly-leveraged structure, particularly on the downside, emphasizes to our management the importance of achieving our financial goals, and the Committee’s view that no incentive compensation should be paid when our financial results are at levels that our shareholders are likely to view as disappointing.

For 2008, the Committee and Board concluded that the CEO and CFO should also have a major portion of their bonuses tied to the Company’s performance against its target earnings per share (“EPS”), because of the critical importance to our shareholders of this bottom-line performance measure. EPS is determined not only by the Company’s operating performance, but also by such matters as financing costs, foreign exchange variations, taxes and discontinued operations. As a result, for 2008 50% of their EAICP payments were based on EPS performance. For 2009, EPS performance will also be a major factor in determining the payments for all corporate officers, because of their general responsibility for managing the various non-operating contributors to EPS, and the Company’s performance against its EPS target will have the same leveraged weightings as described above for operating income. Because the divisional General Managers are responsible for results at the operating level, the Company’s EPS will not be a factor in their EAICP calculations.

Our 2008 corporate-level EAICP targets were operating income of $22,642,000 and EPS of $1.30. These amounts were consistent with the annual earnings guidance that we released at the beginning of that year. The relevant 2008 division-level targets were each consistent with the corporate-level target, required solid revenue growth in the cases of the Defense & Space (“D&S”) and SATCOM divisions, and required excellent execution of the division’s business plan, but were believed to be reasonably likely to be achieved.

For 2009, our corporate-level targets are consistent with the annual earnings guidance we released in January. The 2009 divisional operating income targets are set at levels we believe are reasonably likely to be achieved. However, they will each require excellent execution of the division’s business plan for the year, and those for D&S and SATCOM again represent solid growth from the prior year.

In determining actual performance against the operating income targets, the Committee adjusts the operating income amounts determined in conformity with generally accepted accounting principles to exclude the effects of unusual charges or credits that are determined by the Committee to not have been contemplated at the time the targets were set, and to be inappropriate in evaluating executive performance. An example of such an item is the effects of stock price changes on the Company’s obligations under its phantom-stock deferred-compensation plan for the non-employee directors. Another example is unanticipated costs recorded as operating expenses incurred to obtain benefits, such as research-&-development tax credits, that are reflected outside of operating income.

The EAICP awards may also include a portion that is dependent on, or be factored based on, individual performance evaluations, which are prepared by the CEO as to all officers other than himself. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance. For 2009, EAICP governing parameters provide for up to an aggregate of $100,000 of such payments, based on exceptional performance or circumstances and after consideration of the CEO’s recommendations. The Committee and Board also have the right to make other discretionary awards, outside the EAICP, based on factors they believe to be appropriate in the circumstances.

We have a policy of seeking, to the extent practicable, to recover all or an appropriate portion of performance-based compensation from any executive officer and certain other senior management and financial personnel, when the original payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement, and in the Board’s view the officer or other employee engaged in fraud or willful misconduct that inflated the original results in a manner requiring the restatement.

Long-Term Incentives — Stock Awards.  In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company awards stock-based compensation to the CEO and other executive officers, primarily in the form of stock options. The Compensation Committee seeks to grant options annually and on a systematic basis at levels it believes are competitively appropriate. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary.

The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. Currently, the Committee targets percentages of approximately 80% for the CEO, 60% for the COO and CFO, 50% for General Managers of the principal divisions, and 25% to 50% for other eligible officers. However, for any specific officer, or for any specific year, there may be variations due to individual considerations, a desire to grant equal numbers of shares to individuals in similar positions but with somewhat different base salaries, and the difficulty of precisely determining Black-Scholes value contemporaneously with the option grant. The guideline percentages were originally based on compensation-consultant advice received in 1997. They were reduced significantly for 2005 due to the anticipated effects on financial statement expense of new option-accounting rules, but in recent years have been raised back to their original levels as a result of the CEO’s and Committee’s belief in the importance of equity-based compensation for executive personnel. Based on review of latest available comparative data, they are believed to be somewhat lower than in many comparator companies, but are nonetheless considered by the Committee to reflect currently evolving standards.

Consistent with the long-term incentive objective of our option program, and also in order to encourage long-term retention of executive personnel, the Committee requires periods of continued service as a condition to the full exercise of options. For 2008 and 2009, all options vest based solely on continued employment, over a four-year period.

The Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. All options are granted at exercise prices equal to market value of our common stock on the date of grant. With the exception of an option granted effective as of a future date on which a newly recruited executive commences employment, the date of grant is the date on which the Committee meets and approves the particular option. The Committee generally grants options for each calendar year at its meeting held in conjunction with the February Regular Meeting of the Board. This is also the meeting at which executive officer compensation adjustments and incentive compensation payments are considered.

Benefits and Perquisites.  We believe that benefits related to medical, life and disability insurance, and to retirement, are important and tax-efficient methods of meeting the basic financial requirements of our executive officers. They participate in the group medical, life and disability insurance programs that are provided generally to our salaried employees. In addition, each is a participant in a supplemental medical insurance program under which the insurer pays up to $50,000 per year for medical expenses not otherwise covered under the standard group policy, subject to a per-diagnosis limit of $5,000.

For 2008, our retirement program consisted of two tax-qualified plans, one being a 401(k) plan with a Company match and the other a defined contribution plan, and one non-qualified bonus plan. Under our 401(k) plan, all employees may contribute up to the IRS-specified maximums, and for 2008 the Company matched to the extent of 66 2/3% of the individual’s contribution, up to a maximum contribution of 4% of eligible compensation (which in 2008 was limited to $230,000).

In 2008 we began phasing out the defined contribution plan, under which the percentage of eligible compensation that is allocated to a particular individual’s account depends on both the Company’s overall contribution and his or her age, with older employees receiving a progressively greater share. As part of the phase-out, participation was frozen at December 31, 2007, and individual allocations are factored down to reflect attained age of less than 50 and attained years-of-service of less than 15 as of that date. Contributions are also limited by various non-discrimination rules, and cannot be made against that portion of an executive’s salary exceeding, for 2008, $230,000. For 2008, the total amount contributed to the plan was approximately 3% of eligible compensation, as compared with contributions exceeding 6% in prior recent years

We do not have a separate non-qualified supplemental plan for our executives whose compensation exceeds the eligible amount for either defined contribution plan allocations or 401(k) matches.

The reduced commitment to the defined contribution plan is being used by the Company to fund a new non-qualified plan, the Employee Performance Bonus Plan (the “EPB Plan”). This is a Company-wide annual bonus plan with target payments, in 2008, of 3% of base compensation, subject to factoring down by the same percentage that the Company’s and divisions’ actual performances fall short of specified earnings targets, and factoring up by double the percentage that such actual performance exceeds those targets. For 2009, the target payments are 4% of base compensation, again subject to factoring for Company and divisional performance against operating income targets.

Under the EPB Plan, contributions may be made based on total base salary, and are not subject to the eligible-amount limitations in effect for the tax-qualified plans. For 2008, payments were 2.65% of base for corporate officers and employees, and from 1.0% to 4.0% for divisional officers and employees, based on performance against the same operating income targets discussed below with respect to EAICP participation by the named officers. Employees are encouraged to contribute EPB bonus amounts to their 401(k) or other retirement accounts, subject to applicable tax limits, but are not required to do so.

In recent years, our Compensation Committee has reduced other types of perquisites, based on its understanding of current trends in executive compensation. At the present time no current or former executive officer is being provided either an automobile or payment of club dues. However, we continue in some cases to provide benefits that we believe have a nexus to business needs, such as occasional spousal travel to Company events. We also may provide assistance in relocating an officer, including local housing and transportation, and transportation to the existing family home, pending the completion of the relocation. Information about instances of this nature appears in the notes to the Summary Compensation Table and in the discussion of employment arrangements following that table.

Compensation of the Named Executive Officers.  The following paragraphs discuss the application during 2008 of the general principles described under “The Elements of our Compensation Package” to our President and Chief Executive Officer, Chief Financial Officers and the three highest-paid other executive officers during that year. This discussion provides context and background for the detailed information set forth in the Summary Compensation Table and other compensation tables following in this Proxy Statement.

Paul B. Domorski.  Mr. Domorski began his service as our President and Chief Executive Officer in June 2006. His 2006 compensation was largely determined in pre-employment negotiations, with the assistance of Clark Consulting, and included significant awards of performance-based stock options and shares of restricted stock vesting 50% after two years of employment, and the other 50% after three years. Beginning in 2007, the Compensation Committee and Board aligned Mr. Domorski’s compensation package with the Company’s overall executive compensation program. For 2008, his base salary was increased by 9.3%, to $445,000, reflecting the Committee’s desire to bring his base compensation up to the median levels for comparable companies. For 2009, his base salary has been further increased to $458,400, reflecting the guideline 3% increase for executive officers, and a level that is near the median for the related comparable companies.

The 2008 target award under the EAICP for Mr. Domorski was 80% of his salary, with 50% of the total determined by Company performance against an operating income target of $22,642,000 and 50% against a 2008 earnings per share target of $1.30. The $296,202 award reflected in the Summary Compensation Table is based on achievement of 88% of the operating income target (after modest adjustments as outlined above in the description of the EAICP), and 100% of the EPS target, with no variations for rounding or special business or individual considerations.

For 2009, Mr. Domorski’s EAICP target is again 80% of his base salary, which the Compensation Committee continues to believe is a level of performance-based cash compensation that is appropriate in terms of rewarding financial performance that benefits the shareholders, and in comparison to levels used at comparator companies. Payment of 80% of this target would occur for achieving the 2009 consolidated operating income and earnings per share targets, with equal weightings in determining the effects of variations from the targets. The remaining 20% is dependent upon his performance against individual objectives as evaluated by the Compensation Committee.

In 2008, Mr. Domorski was granted an option to acquire 30,000 shares of common stock, vesting over four years of continued employment, at an exercise price of $27.82, which was the closing NASDAQ price on the date of grant. This grant had an estimated value, using the Black-Scholes option-pricing model, equal to approximately 84% of his 2008 salary, which was a significant increase from 2007, reflecting both the higher stock price in effect at the date of that grant and the desire of the Compensation Committee to increase the emphasis on long-term performance-based elements of executive compensation. For 2009, Mr. Domorski has been awarded options to acquire 37,500 shares, also vesting over four years, and exercisable at $23.86, which was the closing NASDAQ price on the date of grant. The Black-Scholes estimated value of this award is approximately 83% of Mr. Domorski’s 2009 salary.

Mr. Domorski is receiving the same medical and other insurance benefits as our other senior personnel, and the other benefits specified in the Summary Compensation Table. We do not provide Mr. Domorski with either an automobile or club membership

Other Officers.  The following paragraphs set forth specific information about the compensation of each of the other named executive officers. In each case, variations in actual results from the targets would affect the award as discussed above at Annual Incentive Compensation. The EAICP awards (discussed below and indicated in the Summary Compensation Table) reflect the Committee’s determination that during 2008 the Company achieved approximately 88% of its operating income target and 100% of its EPS target, while the SATCOM (for Mr. Hebb) and D&S (for Mr. Smith) divisions exceeded their operating income targets by 12% and 19%, respectively. Stock options granted to all officers in both 2008 and 2009 vest over four years and are exercisable at $27.82 for the 2008 grants and at $23.86 for the 2009 grants, in each case that being the closing NASDAQ price on the date of grant.

Neilson A. Mackay.  During 2008, Dr. Mackay initially served as Vice President — Corporate Development, at a salary of $300,000, an increase of approximately 4% from the $288,000 in effect during the prior year. The increase was somewhat more than the guideline increase, reflecting Dr. Mackay’s anticipated promotion to Executive Vice President — Strategy. During the year, he was also promoted to the position of Executive Vice President and Chief Operating Officer, but did not receive a further salary adjustment at the time of that promotion. For 2009, Dr. Mackay’s salary has been increased by 10% to $330,000, based on his increasing responsibilities within the Company’s senior management, and on comparative data for COO’s at similarly sized companies.

Dr. Mackay also received the other benefits indicated in the Summary Compensation Table. The 2007 relocation expenses were offered in connection with Dr. Mackay’s move from Ottawa to Atlanta to assume his new corporate role, and included a direct payment to Dr. Mackay in lieu of the payment of a real estate commission on the sale of his Ottawa residence.

The 2008 target award under the EAICP for Dr. Mackay was 55% of his salary, an increase from 50% in the prior year to reflect his increasing responsibilities. Payment of 85% of his potential award depended on the Company achieving its target operating income and payment of 15% depended on his performance against individual objectives as set and evaluated by the CEO. The calculated award of approximately $118,000 was supplemented by the Committee, pursuant to the recommendation of the CEO, by an additional payment of $32,000, based on the CEO’s and Board’s evaluation of Dr. Mackay’s strong contributions to the Company’s 2008 financial results and to its successful acquisition strategy.

For 2009, Dr. Mackay’s target award under the EAICP remains at 55% of his base salary. Payment of 40% of his potential award will depend on the Company achieving its operating income target, 40% will depend on the Company achieving its EPS target, and payment of the remaining 20% will depend on his performance against individual objectives as set and evaluated by the CEO. Also, the final award is subject to decrease by up to 10% based on the CEO’s evaluation of Dr. Mackay’s overall individual performance during the year.

The options for 15,000 shares granted to Dr. Mackay in 2008 had a Black-Scholes estimated value equal to approximately 62% of his salary. For 2009, he has been granted options to acquire 20,000 shares, having a Black-Scholes estimated value of approximately 61% of his revised salary.

Gary B. Shell.  Mr. Shell became Senior Vice President, Chief Financial Officer and Treasurer in May 2008. At that time, his base salary was increased to $240,000 for the remainder of the year. For 2009, his salary has been increased by 5% to $252,000, based on the positive evaluation of the CEO and Board of his development as CFO, and on comparative data indicating that his base salary is well below the median for CFO’s of similarly sized companies.

At the time of his promotion, Mr. Shell’s target award under the EAICP was increased from 40%, which had been designated when he was Vice President, Finance, to 45% of his base salary, weighted 85% on corporate performance against target operating income and 15% on performance against individual objectives. The award of $89,860 is based on the Company achieving 88% of its operating income target without rounding or other adjustment.

For 2009, Mr. Shell’s EAICP target award has been increased to 50%, which the Committee believes is a more appropriate level for the CFO. Payment will be based on the same weightings, and subject to the same 10% reduction, as explained above for Dr. Mackay.

During 2008, Mr. Shell was initially granted an option to acquire 10,000 shares of stock, but at the time of his promotion to Senior Vice President and CFO, the Committee also awarded him 3,000 shares of stock that would become saleable by him as to 1,000 shares after six months of continued employment, and as to an additional 500 shares on each of the first four anniversaries of the date of grant. The Committee’s grant of restricted stock was based on its belief that it would provide increased incentive for long-term service, would increase his exposure to full-value shares and thereby help align his financial incentives with the Company’s objectives, and would bring his overall compensation package closer to the level of CFO’s in similarly sized companies.

For 2009, Mr. Shell has been granted options to acquire 15,000 shares, having a Black-Scholes value of approximately 60% of his base salary.

Don T. Scartz.  Mr. Scartz served as Executive Vice President and Chief Financial Officer for a portion of 2008, at a salary of $295,000, and for the balance of the year as part-time Senior Financial Adviser at an hourly rate equating to $295,000 for full-time employment. He also received the other benefits indicated in the Summary Compensation Table. His 2008 salary increase was 2.8% from that in effect for 2007. This increase reflected primarily normal inflationary considerations and the expectation that Mr. Scartz would be retiring from his executive-officer position during the year.

The 2008 target award under the EAICP for Mr. Scartz was unchanged from the prior year at 50% of his base compensation, which for 2008 was his salary while a full-time employee and his actual hourly-based earnings thereafter. The $93,846 award reflected in the Summary Compensation Table was calculated from the formulas and targets in effect for 2008, which were the same for him as described above with respect to Mr. Domorski, with no variations for rounding or special business or individual considerations. Mr. Scartz is not participating in the EAICP for 2009, but he will be considered for discretionary incentive compensation based on the CEO’s and Board’s evaluation of his level of effort and contributions during 2009 as Senior Financial Adviser.

The options to acquire 7,500 shares granted to Mr. Scartz in 2008, as reflected in the 2008 Grants of Plan-Based Awards table, below, were reduced by half from the prior-year level to reflect Mr. Scartz’s planned retirement during the year.

In connection with Mr. Scartz’s planned retirement, in 2007 the Compensation Committee and Board provided Mr. Scartz with a $100,000 deferred compensation benefit, as reflected in the Summary Compensation Table for that year. The amount of this benefit approximates the additional amount that would have been available in Mr. Scartz’s account under the Company’s qualified retirement plan but for limitations under IRS regulations on the amount of salary that could be considered in calculating Company contributions for his account over the course of his career. The balance credited to Mr. Scartz bears interest at the published prime interest rate of a specified bank, and is being paid to him at $35,000 per year commencing in January 2009.

At the time of Mr. Scartz’s retirement, the Compensation Committee and Board also agreed that in his role as Senior Financial Adviser, he would be paid an aggregate of $295,000 over a two-year period ending in May 2010, with a lump-sum payment at the end of the period to the extent that amount had not otherwise been paid to him based on his hours worked. As Senior Financial Adviser, Mr. Scartz has no longer been eligible for normal employee health or retirement benefits, but the Company did agree to pay, during the balance of 2008, the excess of his COBRA health benefit premiums over the normal premiums paid by employees under the Company’s group health plan.

David A. Smith.  Mr. Smith, who serves as Vice President and General Manager of the Defense & Space division, first joined the Company in 2007. During 2008, he received basic salary compensation of $237,000, an increase of approximately 4% intended to bring his base compensation into better alignment with that of the other General Managers. For 2009, his salary has been increased by the guideline 3%, to $244,100.

Mr. Smith’s EAICP award for 2008 is $144,058, and was calculated, without rounding or other adjustment, based on his 50% target as a percentage of base salary, with 70% determined by the D&S division’s achievement against its 2008 operating income target, which was exceeded by approximately 18%, 15% by the Company’s achievement of 88% of its operating income target, and 15% by his achievement of personal objectives.

For 2009, Mr. Smith’s target EAICP award remains at 50% of his base salary, and will be payable based 70% on performance of the D&S division against its 2009 operating income target, 15% based on performance of the Company against its operating income target, and 15% based on his performance against individual objectives as specified and evaluated by the CEO.

In 2008, Mr. Smith received an option to acquire 10,000 shares, the same number as the other General Managers, having a Black-Scholes estimated value of approximately 50% of his 2008 salary. For 2009, he has been granted an option for 12,000 shares, again having a Black-Scholes estimated value approximating 50% of his base salary.

Gary W. Hebb.  Mr. Hebb became a Vice President and the General Manager of the SATCOM division during 2007. For 2008, his salary, as stated in Canadian dollars, was increased by approximately 4% to better reflect his position, and equaled approximately US$240,700 based on the currency exchange rate when approved in January 2008. The Canadian-dollar salary was further increased for 2009 by the guideline 3% amount, to approximately US$209,200 based on the currency exchange rate when approved in January 2009.

Mr. Hebb’s 2008 award under the EAICP was calculated based on SATCOM performance as to 70%, and as to 15% on each of corporate achievement of 88% of its operating income target and his personal objectives, with a target award of 50% of his salary. The actual award was US$114,447, based on average conversion rates during the year. For the year, the SATCOM division achieved 112% of its 2008 operating income target.

In February 2009, Mr. Hebb was designated as the Company’s Vice President, Innovation & Strategy. In that position, his target award under the EAICP will continue to be 50% of his base salary, which is the same as for the General Managers and reflects the significance of this position as the Company seeks to identify and implement cross-divisional technical and marketing opportunities. As a corporate officer, Mr. Hebb’s award amount will be based on the same weightings, and subject to the same 10% reduction, as explained above for Dr. Mackay. However, in connection with his transition from SATCOM General Manager, and in view of his service for a portion of the year in the latter capacity, and his anticipated assistance to the new SATCOM General Manager, the Company agreed that his EAICP award for 2009 will not be less than what he would have received as the General Manager of SATCOM for the full year.

In 2008, Mr. Hebb received an option to acquire 10,000 shares, the same number as the other General Managers. However, because his salary (after conversion into US dollars) was somewhat lower than that of the other General Managers, reflecting his relatively brief tenure in that position, the Black-Scholes estimated value of these options as a percentage of salary was a relatively high 59%. The number of shares optioned to him in 2009 increased to 11,500, but their Black-Scholes estimated value as a percentage of salary was somewhat lower than in 2008, at approximately 56%, reflecting the lower stock price, and also to bring that percentage more closely in line with those of other officers of similar standing.

Executive Share Ownership Guidelines.  The Company encourages its officers to accumulate significant holdings of the Company’s common stock, and the CEO periodically reminds the executive officers of the importance of doing so. To assist this process, the Company provides officers with stock-based awards, as well as a Company-subsidized stock purchase plan that is open to all employees.

Report of the Compensation Committee

The Compensation Committee of our Board has provided the following Report for inclusion in this Proxy Statement:

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis, as prepared by the Company’s management, and has discussed its content with management as we believed appropriate. Based on our review and these discussions, the Committee has recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)
John B. Mowell
Bradford W. Parkinson
John L. Woodward, Jr.

Summary of Executive Compensation

The following table discloses, for the years ended December 31, 2008, 2007 and 2006, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer, to the Chief Financial Officer, and to each of the other three most highly compensated executive officers. Descriptions of the principal compensation elements reflected in this table, and of the processes through which each officer’s payments or benefits were determined, appear in the preceding Compensation Discussion and Analysis.

Summary Compensation for Fiscal 2008, 2007 and 2006 — Named Executive Officers

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards(2)	Compensation	Earnings	Compensation		Total

Paul B. Domorski	2008	$443,862	—	100,500	405,783	296,202	—	74,848	(3)	1,321,195
President and Chief	2007	414,713	—	167,500	252,015	358,561	—	62,708		1,255,497
Executive Officer(1)	2006	224,618	64,000	111,666	179,596	—	—	26,191		606,071
Gary B. Shell(4)	2008	239,629	—	48,582	74,469	89,860	—	42,299	(3)	494,839
Senior Vice President,	2007	166,805	—	—	28,936	82,083	—	21,577		299,401
Chief Financial	2006	153,464	—	—	6,623	65,000	—	20,471		245,558
Officer, and Treasurer
Don T. Scartz(5)	2008	226,632	—	—	106,771	93,846	—	43,232	(3)	470,481
Executive Vice	2007	286,814	—	—	115,026	154,979	—	166,027		722,846
President,	2006	277,048	53,000	—	54,404	57,000	—	60,131		501,583
Chief Financial Officer, and Treasurer
Neilson A. Mackay(6)	2008	299,557	32,117	33,839	131,524	117,883	1,950	70,583	(3)	687,453
Executive Vice	2007	294,302	—	58,765	68,750	204,688	—	100,382		726,887
President & Chief	2006	285,299	—	29,950	26,835	140,000	—	20,508		502,592
Operating Officer
David A. Smith(7)	2008	236,670	—	—	71,636	144,058	—	34,661	(3)	487,024
Vice President and	2007	162,238	—	—	14,525	96,220	—	25,234		298,217
General Manager,	2006	—	—	—	—	—	—	—		—
Defense & Space
Gary M. Hebb(8)	2008	228,890	—	—	65,743	114,447	—	11,114	(3)	420,194
Vice President,	2007	219,678	21,594	—	14,090	118,626	—	11,433		385,421
Innovation &	2006	191,174	—	—	—	79,362	—	11,948		282,485
Strategy

Footnotes to Summary Compensation Table:

(1)	Mr. Domorski became President and Chief Executive Officer of the Company in June 2006.

(2)	Valuation based on the dollar amount recognized for financial reporting purposes pursuant to SFAS 123(R). Assumptions used to value stock option grants are provided in Note 7, “Stock-Based Compensation,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	For 2008, includes, in the case of Mr. Domorski, $1,151 under the defined contribution retirement plan, $11,718 under the EPB plan, as well as the cost (grossed up for Medicare taxes) of rent and utilities for interim housing in Atlanta and of travel to his present primary residence, matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical and group term life insurance; in the case of Mr. Shell, $11,995 under the defined contribution retirement plan, $5,961 under the EPB plan, as well as matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical, disability and group term life insurance; in the case of Mr. Scartz, $11,936 under the defined contribution retirement plan, $3,151 under the EPB plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, disability and group term life insurance, and an auto allowance; in the case of Dr. Mackay, $23,000 under the defined contribution retirement plan, $7,908 under the EPB plan, as well as matching contributions under the retirement and stock purchase plans, and supplemental medical, disability and group term life insurance; in the case of Mr. Smith, $13,400 under the EPB plan, as well as matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical, disability and group term life insurance; in the case of Mr. Hebb, $8,255 under the EPB plan, as well as matching contributions under the retirement and stock purchase plans.

(4)	Mr. Shell became Chief Financial Officer in May 2008.

(5)	Mr. Scartz retired as Chief Financial Officer in May 2008, and has served since then as Senior Financial Advisor.

(6)	Dr. Mackay was appointed to his present position in July 2008. He previously served in other senior corporate offices and as General Manager of the SATCOM division.

(7)	Mr. Smith joined the Company in April 2007 as Vice President and General Manager, Defense & Space.

(8)	Compensation for Mr. Hebb is paid in Canadian currency. These compensation amounts have been converted into U.S. dollars at the average of the exchange rates in effect during the year.

2008 Grants of Plan-Based Awards

The following chart sets forth certain information with respect to the named executives concerning 2008 grants of plan-based awards from the Executive Annual Incentive Compensation Plan and the Company’s Stock Incentive Plans. Descriptions of these Plans and other information concerning these grants are included in the Compensation Discussion and Analysis:

									All Other		Grant
								All Other	Option	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts Under Equity Incentive			Stock	Awards:	or Base	Value of
		Under Non-Equity			Plan Awards			Awards:	Number of	Price of	Stock and
		Incentive Plan Awards			Thresh-			Number of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	old	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Stock	Options	($/share)	($/share)

Paul B. Domorski	2/13/08				30,000	30,000	30,000			$27.82	$11.92 (1)
	2/15/08		356,013
Gary B. Shell	2/13/08				10,000	10,000	10,000			$27.82	$11.92 (1)
	2/15/08		80,000
	5/2/08		28,005					3,000 (3)		$28.67	$28.67
Don T. Scartz	2/15/08				7,500	7,500	7,500			$27.82	$11.92 (1)
Neilson A. Mackay	2/13/08				15,000	15,000	15,000			$27.82	$11.92 (1)
	2/15/08		165,010
David A. Smith	2/13/08				10,000	10,000	10,000			$27.82	$11.92 (1)
	2/15/08		118,508
Gary W. Hebb	2/13/08				10,000	10,000	10,000			$27.82	$11.92 (1)
	2/15/08		113,429 (2)

(1)	The exercise price for employee stock options granted by the Company is the closing market price on the date of grant. Options vest 25% per year based upon continued service. Fair value is based upon the Black-Scholes valuation method.

(2)	Awards for Mr. Hebb were valued in Canadian currency and converted for this chart into U.S. dollars at the foreign exchange rate in effect at the beginning of 2008.

(3)	Shares of restricted stock, vesting upon continued service. 1,000 shares vested on November 2, 2008, and 500 shares on each anniversary of the grant, beginning May 2, 2009 and continuing through May 2, 2012.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following chart sets forth certain information with respect to the named executives concerning the equity awards outstanding as of December 31, 2008:

								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
			Equity					Number	Awards: Payout
			Incentive					of	Value of
			Plan			Number	Market	Unearned	Unearned
			Awards:			of	Value of	Shares,	Shares,
	Number of	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Options	Options(1)	Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options(2)	Price	Date	Vested(3)	Vested	Vested	Vested

Paul B. Domorski	37,500	18,750	18,750	$20.13	6/2/12
	6,250	18,750		19.37	1/23/13
		30,000		27.82	2/13/14
						10,000	$258,700
Gary B. Shell	1,700			23.88	5/14/10
	1,000			18.99	4/19/14
	125	125		13.25	3/24/11
	1,000	500	500	18.05	2/17/12
	1,250	3,750		19.37	1/23/13
		10,000		27.82	2/13/14
						2,000	51,740
Don T. Scartz	15,000			21.70	2/5/14
	1,600	1,600		15.54	2/4/11
	3,625	3,625	3,625	18.05	2/17/12
	3,750	11,250		19.37	1/23/13
		7,500		27.82	2/13/14
Neilson A. Mackay	7,100			14.22	2/7/09
	7,150			21.70	2/5/14
	2,475	825		15.54	2/4/11
	3,500	1,750	1,750	18.05	2/17/12
	2,500	7,500		19.37	1/23/13
		15,000		27.82	2/13/14
						6,000	155,220
David A. Smith	1,250	3,750		18.53	5/21/13
		10,000		27.82	2/13/14
Gary W. Hebb	2,500			23.880	5/14/10
	2,500			13.100	3/12/13
	1,750			18.990	4/19/14
	750	250		13.250	3/24/11
	600	300	300	18.050	2/17/12
	562	1,688		19.37	1/23/13
		10,000		27.82	2/13/14

(1)	Vesting dates for option share awards that were unexercisable at December 31, 2008, with vesting subject only to service conditions, are as follows: Mr. Domorski’s option shares that will expire on June 2, 2012, will vest as to 18,750 shares on June 2, 2009; for Mr. Scartz and Dr. Mackay, option shares that will expire on February 4, 2011, will vest on February 4, 2009; Messrs. Shell and Hebb’s option shares that will expire on March 24, 2011, will vest on March 24, 2009; for Messrs. Scartz, Shell, and Hebb, and Dr. Mackay, option shares that will expire on February 17, 2012, will vest on February 17, 2009; for Messrs. Domorski, Scartz, Shell and Hebb, and Dr. MacKay, option shares that will expire on January 23, 2013, will vest in three equal segments on January 23, 2009, 2010 and 2011; Mr. Smith’s option shares that will expire on May 21, 2013 will vest in three equal segments on May 21, 2009, 2010 and 2011; and for Messrs. Domorski, Scartz, Shell, Hebb and Smith, and Dr. MacKay, option shares that will expire on February 13, 2014, will vest in four equal segments on February 13, 2009, 2010, 2011 and 2012.

(2)	Performance option share awards that were unexercisable and unearned at December 31, 2008, will vest in 2010 (specifically, June 2 of that year for Mr. Domorski and February 17 of that year for Messrs. Scartz, Shell, and Hebb, and Dr. Mackay), contingent upon the Company achieving performance conditions determined annually by the Board of Directors.

(3)	Vesting dates for shares of stock that had not vested at December 31, 2008, are as follows: Mr. Domorski’s shares will vest on June 2, 2009; for Dr. Mackay, the shares will vest in three equal segments on July 28, 2009, 2010 and 2011. Mr. Shell’s shares will vest in four equal segments on May 2, 2009, 2010, 2011 and 2012.

2008 Option Exercises and Stock Vested

The following chart sets forth certain information with respect to the named executives concerning option exercises and stock — award vesting during the year ended December 31, 2008:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

Paul B. Domorski	—	—	10,000	$268,100
Gary B. Shell	—	—	1,000	20,900
Don T. Scartz	—	—	—	—
Neilson A. Mackay	—	—	2,000	45,600
David A. Smith	—	—	—	—
Gary W. Hebb	—	—	—	—

Equity Compensation Plans

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2008:

(c)
Number of
Securities
	(a)	(b)	Remaining
	Number of	Weighted	Available for
	Securities to be	Average Exercise	Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	732,754	$20.13	1,801,000	(1)
Equity compensation plans not approved by security holders	175,325	19.55	74,732	(2)

Total	908,079	20.02	1,875,732

(1)	Shares available under the 2007 Stock Incentive Plan.

(2)	Shares available for future issuance under our 2000 Stock Incentive Plan, which will expire in 2010.

Employment Arrangements

Payments in the Event of Certain Terminations.  The Company has entered into Executive Protection Agreements with various of its executive officers, including Messrs. Domorski, Shell, Hebb and Smith and Dr. Mackay, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if, within two years following such a change-in-control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

In addition to the arrangements described in the preceding paragraph, the Company’s agreement with Mr. Domorski also provides for similar benefits in the event the termination follows a change-in-control approved by the Board, but limited to two years’ salary, and in the event of other involuntary or constructive terminations (other than for cause or as a result of disability or death), but in that case limited to one year’s salary.

Had the events triggering rights under the various Executive Protection Agreements occurred on the last day of 2008, the following named executive officers would have been entitled to the following benefits:

Mr. Domorski:  Lump-sum payment of $1,245,850, $849,532, or $434,542, depending on whether the circumstances entitled him to three, two or one years’ payment of salary (as specified above); immediate vesting of otherwise-unvested options to acquire 86,250 shares of common stock at a weighted-average exercise price of $22.64, as compared with the closing market price of the Company’s common stock on December 31, 2008 of $25.87; and one-year’s continuation of health and life insurance benefits having an estimated value of $19,876.

Mr. Shell:  Lump-sum payment of $671,925; immediate vesting of otherwise-unvested options to acquire 14,875 shares of common stock at a weighted-average exercise price of $24.91; and one-year’s continuation of health and life insurance benefits having an estimated value of $19,770.

Dr. Mackay:  Lump-sum payment of $839,922; immediate vesting of otherwise-unvested options to acquire 26,825 shares of common stock at a weighted-average exercise price of $23.81; and one-year’s continuation of health and life insurance benefits having an estimated value of $19,770.

Mr. Smith:  Lump-sum payment of $663,541; immediate vesting of otherwise-unvested options to acquire 13,750 shares of common stock at a weighted-average exercise price of $25.29; and one-year’s continuation of health and life insurance benefits having an estimated value of $9,425.

Mr. Hebb:  Lump-sum payment of $691,290 and immediate vesting of otherwise-unvested options to acquire 12,538 shares of common stock at a weighted-average exercise price of $26.00.

In addition to the foregoing benefits under the Executive Protection Agreements, certain vested benefits under the Company’s defined contribution retirement plan and its 401(k) plan are not currently payable to the individual except upon separation from employment, regardless of cause, but are available to the named executive officers on the same terms and conditions as all other employees. These amounts arise from Company contributions made throughout the period of an individual’s employment with the Company, as well as from earnings on the investment accounts available under the plans. All Company contributions have been included in the Summary Compensation Table for the individuals appearing in that Table for the relevant years.

Officers’ Deferred Compensation Plan.  The Company maintains its Officers’ Deferred Compensation Plan under which certain senior personnel, including the executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi- annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 7.25% per annum. Deferred amounts, together with earnings, are paid upon retirement or other termination of the officer’s employment, or at another date specified by the individual at the time the deferrals are authorized, or thereafter subject to tax-law limitations on the timing and nature of further extensions of the payment dates.

AUDIT MATTERS

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in October 2008. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in the Company’s corporate governance structure and under applicable requirements of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. listing standards. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

During 2008, the Audit Committee comprised four members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held eight formal meetings during the year, and its Chairman also consulted on various occasions during the year with members of the internal accounting staff and with the independent registered public accounting firm.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2008 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent registered public accounting firm have led us to conclude: that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)
Francis J. Erbrick
John R. Kreick
John B. Mowell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as the Company’s independent registered public accounting firm during the last fiscal year, and has been appointed by the Audit Committee to continue to act as such during the current fiscal year, subject to shareholder ratification. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm

The following table presents fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, as well as fees for other services provided by KPMG LLP for those same periods:

	2008	2007

KPMG LLP
Audit fees(1)	$2,374,000	2,317,000
Audit-related services(2)	325,000	—
Tax fees(3)	126,000	97,000

Total	$2,825,000	2,414,000

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting and quarterly reviews, and fees for other audit or attestation services required by statute or regulation.

(2)	Audit-related services fees include fees related to due diligence services performed in connection with the Company’s acquisition of Akerstroms Trux in February 2008.

(3)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the U.S.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee seeks to pre-approve all services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2008 were pre-approved.

Under the policy, the full Committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its Chairman to act on the Committee’s behalf to grant pre-approval of non-audit services, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory-agency registration statements, attest services required by statute or regulation, and due diligence services. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the Audit Committee or its Chairman to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s 2009 consolidated financial statements and internal control over financial reporting, subject to ratification by a majority of the shares represented and voting on the matter at the Annual Meeting. The Company’s auditors are appointed annually by the Audit Committee, based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with the Company’s internal audit and finance staffs, as well as the estimated audit fees for the coming year. KPMG LLP is considered by management to be well qualified to serve as independent auditor.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of KPMG LLP, it is contemplated that the firm’s appointment for the fiscal year ending December 31, 2009, will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select other auditors for the following year.

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to ratify the appointment of KPMG LLP, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. The Company believes that all forms required to be filed by reporting persons were filed on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Company’s Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at 770-263-9200.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2008, is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Gary B. Shell, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 20, 2009

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 1, 2009.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/ELMG

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold

01 - Hermann Buerger	☐	☐

04 - John R. Kreick	☐	☐

07 - Bradford W. Parkinson	☐	☐

	For	Withhold

02 - Paul B. Domorski	☐	☐

05 - John B. Mowell	☐	☐

08 - Norman E. Thagard	☐	☐

	For	Withhold

03 - Francis J. Erbrick	☐	☐

06 - Thomas W. O’Connell	☐	☐

09 - John L. Woodward, Jr.	☐	☐

	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the proposal specified above.

3. In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

  Non-Voting Items
Change of Address — Please print new address below.

  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EMS TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints John B. Mowell, Paul B. Domorski and Timothy C. Reis, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 1st day of May 2009, and at all adjournments thereof, as indicated with respect to the matters listed on the reverse side.
The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR the Proposal listed.
This proxy is revocable at any time prior to its use.
(Items to be voted appear on reverse side.)